EXHIBIT 11







                COMPUTATION OF NET INCOME PER COMMON SHARE
                                (UNAUDITED)
                           DOLLARS IN THOUSANDS


                                                    Thirteen Weeks Ended
                                                   April 29,    April 30,
                                                        1995         1994
The computation of net income available and adjusted shares outstanding follows:

Net income                                           $ 8,065      $19,369

Less:
  Preferred stock dividends                           (1,789)      (1,789)

Net income used for primary and fully
  diluted computation                                $ 6,276      $17,580



Weighted average number of common shares
  outstanding                                     72,402,468   73,461,299

Add:
  Assumed exercise of those options that
  are common stock equivalents                        59,386      615,533

Adjusted shares outstanding, used for primary
  and fully diluted computation                   72,461,854   74,076,832